JOINT FILING AGREEMENT

This Joint Filing Agreement (this "Agreement") is entered into as of November 3, 2006 by and between Smooth Wealth Group Limited, a limited liability company organized under the laws of the British Virgin Islands ("Smooth Wealth") and LI Ming, an individual PRC citizen ("Li").

Smooth Wealth and Li hereby agree to jointly prepare and timely file (or otherwise deliver, as appropriate) all statements on Schedule 13D or amendments thereto ("13D Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to their respective beneficial ownership of common shares, par value $.001 per share, of General Components, Inc., and each of them mutually covenants to the other that she or it will fully cooperate with the other in the preparation and timely filing of all such 13D Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

                                              SMOOTH WEALTH GROUP LIMITED


                                              By: /s/ Li Ming
                                                 ----------------------------
                                                 Name: Li Ming
                                                 Title: Director


                                                 /s/ Li Ming
                                                 ----------------------------
                                                 Li Ming